EXHIBIT 12(A)

                             PLAYTEX PRODUCTS, INC.
             Computation of Ratios of Earnings to Fixed Charges and
           Ratios of Earnings to Fixed Charges and Preferred Dividends
                             (Dollars in Thousands)

                                                                                    Twelve Months Ended
                                                    ----------------------------------------------------------------------------
                                                    December 26,    December 27,   December 28,     December 30,    December 31,
                                                        1998            1997           1996             1995            1994
                                                    ------------    ------------   ------------     ------------    ------------
Earnings before extraordinary
   loss and preferred stock dividends.............    $   34,230        $  18,731     $   18,199        $  2,774        $  29,547

Income taxes......................................        25,686           16,501         16,141           8,151           23,994
                                                      ----------        ---------     ----------        --------        ---------
Earnings before income
   taxes and extraordinary loss...................        59,916           35,232         34,340          10,925           53,541

Fixed charges:
   Interest.......................................        71,518           64,470         64,860          71,361           76,153
   One-third of rental............................         2,650            1,750          1,734           1,697            1,413
                                                      ----------        ---------     ----------        --------        ---------
      Total fixed charges.........................        74,168           66,220         66,594          73,058           77,566
                                                      ----------        ---------     ----------        --------        ---------
Earnings before fixed
   charges, income taxes and
      extraordinary loss..........................    $  134,084        $ 101,452     $  100,934        $ 83,983        $ 131,107
                                                      ==========        =========     ==========        ========        =========
Ratio of earnings to fixed
   charges........................................         1.81X            1.53X          1.52X           1.15X            1.69X
                                                      ==========        =========     ==========        ========        =========
Pre-tax earnings required for
   preferred stock dividends(1)...................           N/A              N/A            N/A             N/A            2,107
                                                      ==========        =========     ==========        ========        =========
Ratio of earnings to fixed
   charges and preferred
      dividends...................................         1.81X            1.53X          1.52X           1.15X            1.65X
                                                      ==========        =========     ==========        ========        =========
Coverage of earnings to
   fixed charges..................................    $   59,916        $  35,232     $   34,340        $ 10,925        $  53,541
                                                      ==========        =========     ==========        ========        =========

Coverage of earnings to
   fixed charges and preferred
     dividends....................................    $   59,916        $  35,232     $   34,340        $ 10,925        $  51,434
                                                      ==========        =========     ==========        ========        =========

(1) Gross-up of earnings for preferred stock dividends have been computed at the applicable effective tax rates.